Exhibit 10.15

*** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is information that the Company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

BRAND STRATEGY AGREEMENT

This Brand Strategy Agreement (this “Agreement”), entered into as of November 24, 2020, but effective subject to, and as of the date of, the satisfaction of the condition set forth in Section 2.1 (such date, the “Effective Date”), is made by and between SC Branding, LLC, a Delaware limited liability company (“Lender”) for the services of Shawn C. Carter p/k/a JAY-Z (“Artist”), and Subversive Capital Acquisition Corp., a corporation existing under the laws of the Province of British Columbia, to be later renamed TPCO Holding Corp. (the “Company”).

RECITALS

WHEREAS, the Company Group is engaged in the business of designing, manufacturing, marketing and selling Cannabis products for medicinal and recreational use (the “Business”);

WHEREAS, Artist is a recording artist whose endorsement has significant commercial value;

WHEREAS, Lender f/s/o Artist and Caliva were previously party to the Prior Agreement, pursuant to which Lender and Artist provided certain services in connection with the promotion of Caliva’s business;

WHEREAS, SCV was also previously an equity holder in the Joint Venture alongside Caliva, and in connection therewith was a party to the JV Agreement and the Joint Marketing Agreement pursuant to which SCV provided certain services in connection with the promotion of the Premium Brand; and

WHEREAS, in connection with the reorganization of the Joint Venture as a wholly-owned subsidiary of Company (and direct subsidiary of the Company) and certain other transactions to be occurring contemporaneously herewith, the parties now desire to replace the Prior Agreement and the Joint Marketing Agreement and enter into this Agreement to provide for the services of Artist in connection with the promotion of the Business, and Lender and Artist are willing to provide such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants, representations, warranties and promises contained in this Agreement and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company, Lender and Artist agree as follows:

AGREEMENT

1. Definitions. When used in this Agreement, the following terms will have the meaning set forth below unless the context requires otherwise.

1.1 “Affiliate” means with respect to any individual or entity, any other individual or entity who or that, directly or indirectly, through one or more intermediaries, is under common Control with such specified individual, Controls, is Controlled by, or is under common Control with an entity. Family members of individuals shall be deemed Affiliates of such individuals for purposes of this Agreement.

1.2 “Agreement” shall have the meaning set forth above in the first paragraph of this Agreement.

1.3 “Artist” shall have the meaning set forth above in the first paragraph of this Agreement.

1.4 “Artist Endorsement Materials” has the meaning specified in Section 5.5.

1.5 “Artist’s Personality Rights” means Artist’s approved professional name, approved likeness, approved voice recordings, and approved biography all as the same may be incorporated into Approved Content.

1.6 “Approval Parties” has the meaning specified in Section 5.5.

1.7 “Approved Content” means audio, video or audio-visual or other content created hereunder and approved for use by the Approval Parties and/or Artist as required hereby.

1.8 “Assumed Tax Rate” means with respect to any taxable year, the highest marginal Tax rate applicable to ordinary income (including self-employment, net investment income and similar Taxes) of an individual resident of California during such year.

1.9 “Board” means the Board of Directors of Company.

1.10 “Brand” means (i) the Company Group’s brands with respect to Cannabis products operated under the overall name “The Parent Company”, (ii) the Premium Brand operated under the name “Monogram” and (iii) other Company brands that the Company may from time to time operate if Lender and the Company have consented to the use of the Artist’s Personality Rights in connection therewith. For the avoidance of doubt, the Company Group is free to operate such product line brands (as opposed to the “Parent Company” company brand name) as it may determine in its sole discretion, but the association of such product line brands (other than Monogram) with Artist’s Personality Rights is subject to consent under clause (iii).

1.11 “Business” has the meaning specified in the first recital of this Agreement.

1.12 “Caliva” means CMG Partners, Inc., a Delaware limited liability company and indirect subsidiary of the Company.

1.13 “Caliva Transaction” means the acquisition by Company of all of the shares of Common Stock and Preferred Stock of Caliva owned by the remaining holders thereof by means of a merger of TPCO CMG Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of Company, with and into Caliva with the Caliva surviving the merger and becoming a wholly owned subsidiary of Company.

1.14 “Canadian Securities Laws” means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec.

1.15 “Cannabis” means consumable or topical cannabis, hemp, marijuana, CBD, THC and any other cannabinoids or any synthetic (i.e., human-made) productions of the foregoing, including, without limitation, flower, pre-rolls, vape, extracts, concentrates and specialty beverages and edibles, and related products and accessories which are competitive with the products sold by Company Group.

1.16 “Change of Control” means any transaction or series of transactions in which a Person or group of related Persons acquires (directly or indirectly whether by merger, consolidation, recapitalization, sale or transfer of Equity Securities or otherwise) of (i) more than 50% of the equity securities of Company outstanding immediately prior to such transaction, (ii) more than fifty percent (50%) of the ordinary voting power of the Company outstanding immediately prior to such transaction, (iii) all or substantially all of the assets of the Company or (iv) all or substantially all of the Premium Brand; provided, however, that in no event shall either (x) any such sale or transfer by, between, and among the Company and their Affiliates or (y) the SPAC Qualifying Transaction and transactions related thereto, will not be deemed a Change of Control.

1.17 “Claimant” has the meaning specified in Section 7.3.

1.18 “Common Share” means the common shares in the capital of Company.

1.19 “Company Group” means the Company together with its Affiliates.

1.20 “Compensation” has the meaning specified in Section 4.1.

1.21 “Contract Year” means the twelve (12) month period commencing on the Effective Date and ending on the first anniversary of the Effective Date, and the following nine successive twelve (12) month periods thereafter.

1.22 “Control” means, when used with respect to any person or entity, the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract, power of attorney or otherwise (all of the foregoing, if and only as applicable).

1.23 “Designated Representative” shall mean the natural person authorized to provide approval on behalf of Artist for purposes of Section 5.1 hereof.

1.24 “Effective Date” shall have the meaning set forth above in the first paragraph of this Agreement.

1.25 “Existing Premium Brand IP” means any and all copyright, trademark or any other intellectual property of any kind developed by Lender, Artist or any of their Affiliates in connection with the Premium Brand up to the date of this Agreement, which Lender was required to assign to the Joint Venture. Existing Premium Brand IP includes, but is not limited to, “SC Intellectual Property” as defined in the JV Agreement.

1.26 “Indemnifying Party” has the meaning specified in Section 7.3 “LCV Transaction” means the acquisition by Company or any of its subsidiaries of all of the outstanding equity securities of Left Coast Ventures, Inc., a Delaware corporation.

1.27 “Lender” shall have the meaning set forth above in the first paragraph of this Agreement.

1.28 “Joint Marketing Agreement” means certain Confidential Joint Marketing Program Agreement, dated as of June 7, 2019, by and between SCV and the Joint Venture.

1.29 “Joint Venture” means OG Enterprises Branding Inc., a Delaware corporation and indirect subsidiary of the Company.

1.30 “JV Agreement” means that certain Stockholder’s Agreement, dated as of June 7, 2019, by and among the Joint Venture, SCV and Caliva.

1.31 “Marketing Materials” shall mean any and all advertising, marketing, sales, press, media, promotional, packaging and/or product materials for the Business published or disseminated in any and all media whether now known or hereafter devised.

1.32 “Marketing Plan” shall mean marketing plans and proposals in appropriate detail, with performance deliverables, responsibilities therefor and timing thereof to be developed by the Lender and agreed with the Company as provided under Section 3.1(a) below.

1.33 “Materials” has the meaning specified in Section 5.3.

1.34 “OG Transaction” means the merger of OG Enterprises Branding, Inc. with and into Caliva with Caliva surviving the merger and remaining a wholly owned indirect Subsidiary of the Company pursuant to the OG Transaction Agreement, and the irrevocable issuance of the Merger Consideration to SCV thereunder.

1.35 “OG Transaction Agreement” means the Transaction Agreement by and among Company, Caliva, Joint Venture and SCV dated as of the date hereof

1.36 “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

1.37 “Premium Brand” means the cannabis brand “Monogram” as owned by the Company Group; provided, that the “Monogram” brand name shall not be changed without the approval of Lender.

1.38 “Prior Agreement” means that certain Brand Strategist Agreement, dated May 1, 2019, by and between Lender f/s/o Artist and Caliva.

1.39 “Product” means the Cannabis products manufactured, marketed and distributed under the Brand.

1.40 “Sale of the Premium Brand” means (i) the sale, spin-off or other disposition of Control of the Joint Venture or (ii) the sale, lease or license of all or substantially all of the assets comprising the Premium Brand, in each case, to any Person who is not a member of the Company Group and in each case not involving a larger Change of Control relating to the Company or assets other than those of the Premium Brand.

1.41 “SCV” means SC Vessel 1, LLC, a Delaware limited liability company and an Affiliate of Lender.

1.42 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.43 “Service Term” has the meaning specified in Section 2.2.

1.44 “SPAC Qualifying Transaction” means the consummation of each of the Caliva Transaction and the LCV Transaction.

1.45 “Trading Day” means a day on which the principal Trading Market of Company is open for trading.

1.46 “Trading Market” means the NEO Exchange Inc., or any successor, replacement or additional exchange on which the Common Shares are then listed and which constitutes the principal trading market for the Common Shares.

1.47 “VWAP” means the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. or any successor or similar reporting service (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time) (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day determined, using a volume-weighted average method, by the Company in good faith).

1.48 “Wind Down Period” shall have the meaning specified in Section 9.7.

2. Condition to Effectiveness of Agreement; Term.

2.1 This Agreement shall become effective as of 12:01 a.m. Eastern Time on the date of the consummation of the later of (i) SPAC Qualifying Transaction and (ii) the OG Transaction and the payment of the Closing Merger Consideration (as defined in the OG Transaction Agreement), at which time this Agreement shall supersede the Prior Agreement in its entirety and the Prior Agreement shall cease to be of effect. The parties acknowledge and agree that, notwithstanding the execution of this Agreement, the Prior Agreement shall remain in effect unless and until such conditions specified in (i) and (ii) are satisfied.

2.2 The term of this Agreement will commence on the Effective Date and will continue through and until the tenth (10th) anniversary of the Effective Date, unless earlier terminated in accordance with the provisions hereof or extended by the parties in writing (the “Service Term”).

3. Lender/Artist Services and Obligations.

3.1 Service Term Obligations. During the Service Term, Artist shall provide services, pursuant to this Agreement, in a senior role in Company under the title of “Chief Visionary Officer,” and any mutually agreed press release pertaining to this Agreement shall refer to his position as such. During the Service Term only, subject to (i) reasonable scheduling taking into consideration Artist’s other professional and personal commitments and (ii) any rules, regulations and guidance regarding COVID-19, Lender shall promote, and where applicable shall cause Artist to personally promote, the Brand as follows:

(a) Lender shall consult with and review marketing strategy, tactics, and execution in [***] in-person meetings with Company in New York City or another location reasonably acceptable to Lender, and at such meetings, Lender and the Company shall review and assess performance against the Marketing Plan from the prior meeting, and develop and agree an updated Marketing Plan for the next quarter (the initial Marketing Plan is attached hereto as Exhibit A);

(b) Artist will participate in in-person strategy meetings with Company from time to time to review product roadmap and brand strategy, and performance of Marketing Plans, no fewer than [***] times per Contract Year (in person or via remote video conferencing) at a location mutually agreed upon within the United States;

(c) Artist will meet with the Board [***] (either via remote video conferencing or in person at a meeting held at the ROC Nation LLC offices);

(d) Lender shall allow Company to attend and promote at Artist related events selected by Artist (e.g., concerts and special events [***]), with the Artist being available with reasonable notice upon request by Company for [***] mutually agreed upon personal appearances on behalf of Company [***]; provided, such appearances shall be scheduled if reasonably practical for the same date and location as the strategy meetings under clause (b) above;

(e) Lender shall provide advertising, marketing and promotional creative concepts for the Brand (and in all cases subject to any commitments and/or restrictions applicable to Artist and/or Lender under other endorsement or similar agreements with respect to the applicable category);

(f) Lender shall recommend additional creative consultants to assist with marketing as appropriate from time to time;

(g) Lender shall assist Company with recruiting other high-profile parties to promote the Brand;

(h) Lender shall facilitate introductions to other parties and brands supported by Artist, including those associated with Artist; provided, it is specifically understood that no guaranty can be made that any such parties will enter into any particular agreements with Company;

(i) Lender shall provide Brand consultation services;

(j) Lender shall recommend and assist with identifying and securing sponsorship and event participation opportunities for the Brand at celebrity and other high-profile events;

(k) Lender shall create positive press for the Brand;

(l) Artist shall attend and participate in mutually agreeable press and magazine interviews, including press announcement of Artist as a stockholder and Chief Visionary Officer of Company the form and substance of which shall be acceptable to Artist;

(m) Premium Brand Obligations. With respect to the Premium Brand only, during the Service Term until the occurrence of a Sale of the Premium Brand, if any,

(i) Lender shall cause Artist, at no charge to the Company (other than out of pocket costs to unaffiliated third parties), to engage in marketing and promotional activities designed to enhance and strengthen the brand and image of the Premium Brand, increase the value of the Premium Brand and increase sales of and revenue from sales of the Premium Brand products. Such activities are anticipated to include some or all of the following categories of promotional activities:

(A) Exposure at VIP and Backstage Concert Events. This category may include the promotion of the Premium Brand products in certain “VIP” designated areas at concerts performed by the Artist, which may include signage and branded gift items. All concert venue activities are subject to any venue restrictions (e.g., exclusivity requirements for other Cannabis brands, if any) as well as local laws.

(B) Special Events. This category is anticipated to include planning and promotion of gatherings, parties, charitable events and other events sponsored by the Company or at which the Premium Brand products may be featured where celebrity/”VIP” type guests are present, including multiple launch parties in key markets, sponsored by and marketed toward the Premium Brand.

(C) Artistic Integration. This category may include branding, display, placement and/or reference to the Cannabis Product in interviews, videos or other communications and artistic mediums. Such promotional activities shall defer in all cases to the Artist’s artistic and creative freedoms and decision making.

(D) Third Party Sponsorships with Artist’s Contacts. This category of branding would rely upon third-party branding and sponsorship opportunities deriving from contacts between the Artist and brand-helpful third party contacts; and

(ii) Lender shall assist the Company with the identification and hiring of one Person, as mutually agreed by Lender and Company, to serve as the “Creative Director” to the Company, and shall further use reasonable efforts to assist with the negotiation of acceptable non-competition agreement, assignment of work product and other terms of employment, all of the final terms of which shall be approved by the Company. The Lender shall coordinate and work with Company on the development and implementation of the Marketing Plan. Subject to Board approval, the Creative Director shall be responsible for preparing all portions of the marketing plan and budget primarily related to marketing activities of the Company in regards to the Premium Brand. For the avoidance of doubt all compensation of the Creative Director is the sole responsibly of the Company; provided, that Company shall maintain control of all compensation and performance metrics of the Creative Director.

(ii) Lender shall assist with the identification and hiring of additional personnel as reasonably requested by the Company in order to maintain adequate support levels in regards to the Premium Brand, [***]. Lender shall further use reasonable efforts to assist with the negotiation of acceptable non-competition, assignment of work product and other terms of employment, all of the final terms of which shall be approved by the Company. For the avoidance of doubt all compensation of the Designated Persons is the sole responsibly of the Company; provided, that Company shall maintain control of all compensation and performance metrics of such Designated Persons.

It is generally understood that the celebrity tie-in is intended to be a ‘soft’ marketing approach, relying more on organic associations than direct marketing. [***].

The Parties hereto acknowledge and agree that any and all Existing Premium Brand IP is property of the Company Group and that Lender, Artist and all of their Affiliates have no claim, right, title or interest of any kind in the Existing Premium Brand IP.

3.2 Pre-SPAC Period Obligations. [***].

3.3 Social Equity Fund. Artist shall also be invited to have a senior role in the management of the Company Group’s social equity fund and Artist expects to accept such role; provided, such role is charitable and in no event shall any breach or alleged breach of such role be deemed a breach of this Agreement.

3.4 Acknowledgement and Agreement Regarding Services. It is understood by the Parties hereto that the obligations of each party under this Agreement are adequate and sufficient consideration for the obligations of the other party hereunder and that no additional consideration shall be payable in respect of any of the obligations set forth in this Agreement. It is further understood by the Parties hereto that except with respect to the specific quantified deliverables above, the intent of this Section is that the Lender and Artist deliver substantial performance of the categories contained in this Section in each Service Year so as to generate substantial endorsement and promotional value for Company (as opposed to strict compliance with each and every line item above).

3.5 Exclusivity.

(a) During the Service Term, Lender and Artist shall not offer any promotional, endorsement or similar services with respect to, or permit Artist’s endorsement or Artist’s name, likeness, voice recordings, or biography to be used on or in connection with, any Cannabis brand other than the Brand.

(b) [***].

(c) Lender and Artist acknowledge that the Company Group reserves the right to work with other celebrities/ambassadors to promote the Brand and Products, subject to Artist’s reasonable approval in the case of an endorsement or similar agreement with another recording artist; provided, that artists managed by Roc Nation LLC or its subsidiaries shall be deemed pre-approved for purposes of this Section 3.5(c) unless Artist otherwise notices the Company.

(d) During the Service Term, Lender shall, and shall cause Artist to present any business opportunity that becomes available to Lender, Artist or any of their Affiliates and that falls within the Cannabis category to the Company for its acceptance in writing pursuant to a notice describing in reasonable detail all material terms of the applicable opportunity (a “Lender Opportunity Notice”). Within [***] days following receipt of a Lender Opportunity Notice, the Company shall advise Lender if it is able and desires to pursue such opportunity (a “Company Response Notice”). In the event that the Company indicates in a Company Response Notice that it is able and desires to pursue such opportunity, then the Company shall pursue such opportunity diligently and in good faith and so long as such opportunity is being pursued by the Company, Lender, Artist, or any of their Affiliates shall not pursue such opportunity. If either (i) Lender receives a Company Response Notice indicating that the Company is unable or unwilling to pursue the opportunity described in the Lender Opportunity Notice, (ii) no Company Response Notice is sent to Lender within such [***] day period or (iii) the Company at any time abandons the opportunity, then Lender and/or Artist shall be free to pursue such opportunity for its own account without any compensation to the Company. Except as specifically provided above, none of Lender, Artist or any of their Affiliates or related parties is under any duty whatsoever to the Company with respect to business opportunities (including by serving as Chief Visionary Officer) and any duties that might otherwise exist are irrevocably waived.

(e) The parties recognize that irreparable injury will result from a breach of the Sections of this Agreement and that money damages will be inadequate to remedy fully the injury caused. Accordingly, in the event of a breach or threatened breach of one or more of such provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) will be entitled to seek and obtain (without the need to post any bond or security) one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

3.6 Travel and Accommodations. Where the Company in its sole discretion requests Artist’s appearance outside of the metro area in which he is located, the Company will itself or through a third party vendor arrange for the following travel and pay the following travel and related expenses for the Artist and a reasonable staff: (a) first-class ground transportation to and from the applicable location or (b) if required to travel greater than fifty (50) miles from his location, private air travel for Artist (G-IV or better), first-class ground transportation and first-class hotel accommodations or private residence for Artist and a reasonable staff and (c) related reasonable expenses negotiated and approved in advance in good faith. Lender will advise the Company in advance of the expected costs of such travel and related expenses.

3.7 Costs of Activation. The Company will bear its own costs and expenses incurred in connection with the activation of marketing and branding opportunities made available by Lender pursuant to the above-listed activities. Other than with respect to travel and lodging as provided above, Lender and Artist will bear their own costs and expenses incurred in connection with their services to the Company pursuant to the above-listed activities, with no additional participation, sponsorship or promotional fees charged to the Company for Lender or Artist events and promotions (even if otherwise charged to third parties), all of which are deemed already covered by the compensation terms set forth elsewhere herein.

3.8 Endorsement Use. The Company shall be responsible for ensuring that the work product approved for dissemination to the public pursuant to this Agreement complies with (i) the Federal Trade Commission’s revised Guides Concerning the Use of Endorsements and Testimonials in Advertising and other laws applicable to celebrity endorsements and (ii) any applicable cannabis regulations. The Company understands this may require certain Marketing Materials to indicate that Artist is a compensated endorser. Lender shall cooperate in developing the content with such disclaimers as the Company may reasonably request to ensure such compliance. Lender and Artist will agree to use all reasonable efforts to only promote the Company products in a manner consistent with its authorized use and as outlined on product labels.

3.9 No Carry Forwards. Any services which are not requested to be used in a Contract Year shall not affect compensation and shall not carry-forward to any future Contract Year.

4. Compensation.

4.1 In consideration for the rights and services to be provided by Lender and Artist to the Company hereunder during the Service Term pursuant to Sections 3.1, the Company shall pay Lender Thirty Eight Million Five Hundred Thousand U.S. Dollars ($38,500,000.00) payable in cash or, if elected by the Artist in the Artist’s discretion in accordance with and subject to the conditions contained in Section 4.3, Common Shares (the “Service Term Compensation”), as follows:

•	Two Million U.S. Dollars ($2,000,000.00), payable within [***]following the first day of the first Contract Year;

•	Three Million U.S. Dollars ($3,000,000.00), payable within [***]following the first day of the second Contract Year;

•	Four Million U.S. Dollars ($4,000,000.00), payable within [***] following the first day of the third Contract Year;

•	Five Million U.S. Dollars ($5,000,000.00), payable within [***] following the first day of the fourth Contract Year;

•	Six Million U.S. Dollars ($6,000,000.00), payable within [***] following the first day of the fifth Contract Year;

•	Six Million Five Hundred Thousand U.S. Dollars ($6,500,000.00), payable within [***]following the first day of the sixth Contract Year;

•	Three Million U.S. Dollars ($3,000,000.00), payable within [***] following the first day of the seventh Contract Year;

•	Three Million U.S. Dollars ($3,000,000.00), payable within [***] following the first day of the eighth Contract Year;

•	Three Million U.S. Dollars ($3,000,000.00), payable within [***] following the first day of the ninth Contract Year; and

•	Three Million U.S. Dollars ($3,000,000.00), payable within [***] following the first day of the tenth Contract Year.

4.2 In consideration for the rights and services provided by Artist to the Company hereunder prior to the Service Term as referenced in Sections 3.2 and subject in all respects to the consummation of the SPAC Qualifying Transaction, the Company shall issue Two Million (2,000,000) Common Shares to Artist or Artist’s designee in accordance with and subject to the conditions contained in Section 4.3 (the “Pre-SPAC Compensation” and, together with the Service Term Compensation, the “Compensation”). The Pre-SPAC Compensation shall be issued by the Company to Artist or Artist’s designee promptly but in no event later than thirty (30) days after the receipt of an executed Artist Representation Letter in the form set forth in Exhibit C as the same may be amended to comply with then applicable securities laws with respect thereto (the “Artist Representation Letter”). Notwithstanding the foregoing, in no event shall the Company be obligated to issue the Pre-SPAC Compensation pursuant to this Section 4.2 unless (i) Artist or Artist’s designee, as applicable, is able to make the representations contained in the Artist Representation Letter and (ii) the Common Shares may be issued without a vote of the Company’s stockholders pursuant to the rules of the applicable Trading Market.

4.3 Payments.

(a) All payments and transfers of other compensation by the Company to Lender under this Agreement shall be made in full, without deduction or set off for any reason whatsoever. For greater certainty, for as long as (i) Lender is a U.S. resident, or a disregarded entity owned by a U.S. resident, and Artist is a U.S. resident, for all U.S. federal tax purposes and has provided the Company or its agents with a properly completed, accurate and valid IRS Form W-9 attesting to U.S. tax status and (ii) Artist does not assert in writing to a governmental or taxing authority tax classification as an employee of the Company or any affiliate of the Company, any payments made by any person hereunder to Lender will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental or taxing authority, including any interest, additions to tax or penalties applicable thereto (collectively, for the purposes of this Section, “Tax” or “Taxes”). Notwithstanding anything to the contrary in this Agreement or otherwise if at any time any governmental or taxing authority, applicable law, regulation or international agreement requires any amount to be withheld or deducted from any such payment or other amount payable hereunder to Lender, whether payable in cash, Common Shares or otherwise, such payment or other amount payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction (including any required withholding or deduction with respect to the increased amount), Lender receives a net amount equal to the amount which it would have received had no withholding or deduction been required, and the full amount withheld or deducted shall be remitted to the relevant governmental or taxing authority. The Company will indemnify and hold harmless Artist and Lender for the amount of any Taxes levied or imposed on or paid by any person hereunder (whether or not correctly levied, imposed or paid) as a result of: (i) Company’s (or any person’s) failure to withhold such Taxes and remit them to the relevant governmental or taxing authority, and (ii) any indemnification or reimbursement paid hereunder. For the purposes of this Agreement, any amounts payable pursuant to this Section 4.3(a) shall be: (i) based on the Assumed Tax Rate, and (ii) payable in cash. Any amounts payable pursuant to this Section 4.3(a) shall be promptly paid to Lender, but in no event later than ten (10) days following the date on which it is determined that a payment is due pursuant to this Section 4.3(a). The agreements and obligations of Company contained in this Section 4.3(a) shall survive the termination of this Agreement.

(b) All cash payment shall be made in US Dollars, via wire transfers, corporate checks, or in such other manner that Lender designates to the Company on reasonable prior notice. If the Company fails to make any payment to Lender when due in full, then in addition to Lender’s other remedies hereunder, or at law or equity, the Company will pay interest on any unpaid balance, from and including the date the payment becomes due until the date on which such amount is paid in full, at the average prime rate as announced by JP Morgan Chase (or its successor or assign) during the period of delinquency (or if no such rate is announced by JP Morgan Chase (or its successor or assign), the prime lending rate announced by a New York money center bank selected by Lender and reasonably acceptable to Company) plus three (3) percentage points, or the maximum rate of interest which can legally be paid, if lower. The Company will reimburse Lender for any costs incurred by Lender in seeking to collect any sums due to it, including reasonable fees and expenses of attorneys.

(c) In lieu of receiving the Compensation with respect to a particular Contract Year (the “Relevant Payment Year”) solely in cash, the Lender may elect in its sole discretion to receive the amount of Compensation specified in Section 4.1 with respect to the Relevant Payment Year in Common Shares or a combination of cash and Common Shares by delivering to the Company a properly completed and dated Shares Election and Lender Representation Letter in the form set forth in Exhibit D as the same may be amended to comply with then applicable securities laws (the “Shares Election and Lender Representation Letter”) not less than [***] days prior to the end of the Relevant Payment Year and not more than [***] days prior to the end of the Relevant Payment Year. Subject to the terms of this Agreement, the Company shall issue to Lender a number of whole Common Shares equal to the amount of Compensation to be paid in Common Shares as specified in the Shares Election and Lender Representation Letter divided by the average of the VWAPs for each of the [***] Trading Days up to and including the last Trading Day of the relevant Contract Year, with cash being paid in lieu of any fractional Common Share. The Common Shares to be issued pursuant to this Section 4.3 shall be issued as soon as practicable during the Relevant Payment Year but in no event later than [***] after the start of the Relevant Payment Year. Notwithstanding the foregoing, in no event shall the Company be obligated to issue such shares pursuant to this Section 4.3 unless (i) the Lender is able to make the representations contained in the applicable Shares Election and Lender Representation Letter, (ii) the Common Shares may be issued without a vote of the Company’s stockholders pursuant to the rules of the applicable Trading Market, and (iii) the Company is in possession of material non-public information (“MNPI”) at the time it is to sell Common Shares to Lender pursuant to this Section 4.3 (an “MNPI Event”), unless Lender the submits a new Shares Election and Lender Representation Letter pursuant to Section 4.4(d) below.

4.4 If the Company receives a Shares Election and Lender Representation Letter and there is an MNPI Event:

(a) The Company shall, within [***] days of receiving the Shares Election and Lender Representation Letter, provide Lender with a written notice (the “MNPI Notice”) (i) informing Lender that there is an MNPI Event (without providing Lender with any MNPI), (ii) informing Lender that Lender may not purchase any Common Shares unless Lender agrees to receive the MNPI in accordance with this Section 4.4 and (iii) inquiring whether Lender desires to receive the MNPI;

(b) If Lender desires to receive the MNPI, Lender shall, in advance of receiving any MNPI and within [***] day of Lender’s receipt of the MNPI Notice, agree in writing (the “Lender MNPI Agreement”) to receive such MNPI, to keep such MNPI confidential and to not trade on such MNPI (the “MNPI Restrictions”) until such time as such MNPI is disclosed to the public in compliance with Regulation FD and/or in accordance with the applicable equivalent rules, regulation and legislations of the applicable provinces or territories of Canada and applicable Canadian securities authorities, as applicable or is no longer material, as determined by the Company in its sole discretion; provided, however, in no event shall Lender be required to comply with the MNPI Restrictions for more than six (6) months from the date of the MNPI Notice;

(c) Within [***] days of receiving the Lender MNPI Agreement, the Company shall disclose the MNPI to Lender; and

(d) If after receiving the MNPI, Lender still desires to purchase Common Shares pursuant to Section 4.3, Lender shall deliver a new Shares Election and Lender Representation Letter to the Company no later than [***] days after receiving the MNPI.

4.5 Further Assurances. Lender agrees that (a) it shall, and shall cause Artist to take such additional steps (including, without limitation, providing additional representations and executing any additional documentation) as may be reasonably requested by the Company to effectuate the issuance of Common Shares in compliance with applicable laws and (b) the Common Shares to be issued pursuant to this Agreement shall be subject to the transfer restrictions set forth in Section 10.1.

4.6 Non-Circumvention. The Company shall ensure that each member of the Company Group will pay the compensation required hereunder is paid in good faith and no Company Group member shall take any action for the purpose of circumventing or avoiding the payments intended by this Article 4.

5. License; Infringement Actions; Work Product; Approvals.

5.1 License. Lender hereby grants to the Company, during the Service Term, an irrevocable (except in the case of a termination of this Agreement), royalty free (except for the compensation provided in this Agreement) right and license throughout the world to use the Artist’s Personality Rights as included in Approved Content, including, without limitation, for the purposes of advertising, promoting, marketing, publicizing and otherwise commercializing the Products or the Brand, subject to Section 5.5 below.

5.2 Infringement Claims. Lender and Company shall each promptly notify the other of any counterfeiting or other infringement involving the use of the Artist’s Personality Rights in connection with products that compete with those of the Company Group.

5.3 Affiliate Sublicenses. The license granted to the Company hereunder shall be sublicensable to any other member of the Company Group without any further approval of Lender or Artist; provided, such member of the Company Group agrees jointly and severally with the Company to be responsible for all terms and limitations of such use in the same manner as Company.

5.4 Work Product. [***].

5.5 Approvals. [***].

5.6 Further Assurances. All parties will take such additional steps as are necessary or reasonably requested by the other to effectuate the terms of this Agreement including this Article 5, including, but not limited to executing and delivering all instruments of sale, conveyance, transfer, assignment, and/or license, and all notices, releases, acquittances and other documents that may be necessary to effectuate the transactions contemplated by this Agreement.

6. Representations and Warranties.

6.1 Lender Representations and Warranties. Lender represents and warrants that:

(a) Lender has all necessary power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been approved by all necessary corporate action and constitutes a binding and enforceable agreement of Lender in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

(b) Lender and Artist are not subject to any obligation or disability, and have not made and will not make any grant or assignment, which does or will prevent Lender and Artist performing their obligations hereunder or conflict with or impair the Company’s enjoyment of the rights and privileges granted herein.

(c) The execution and delivery by Lender of this Agreement does not, and the performance by Lender and Artist of their respective obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any law, judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to either of them (provided no representation is made with respect to federal laws governing the possession, cultivation, manufacturing, distribution or sale of cannabis and the transacting of proceeds relating thereto under the federal laws of the United States); or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which either is a party or by which either is bound.

(d) There are no pending or, to the Lender’s and Artist’s knowledge, threatened legal or governmental proceedings against the Lender or the Artist which are not already in the public domain as of the date hereof which could reasonably be anticipated to impact Lender or Artist’s obligations hereunder or the benefits provided to the Company hereunder. There is no legal action, suit, or proceeding by the Lender or Artist currently pending in any court or before any arbitrator or that the Lender or Artist currently intends to initiate which could reasonably be anticipated to impact Lender or Artist’s obligations hereunder or the benefits intended for the Company hereunder.

(e) The use of the Artist’s Personality Rights as permitted hereunder and as approved by Artist hereunder will not infringe or otherwise violate the copyrights, trademarks, trade dress, service marks or other proprietary rights of third parties. Artist and/or Lender own all right, title and interest in the Artist’s Personality Rights and have full authority to license the Artist’s Personality Rights to Company as provided herein.

(f) Lender represents that to the best of its knowledge and belief on the date hereof, it is an independent contractor as described under Treasury Regulation 1.409A-1(f)(2) for purposes of this Agreement.

(g) Artist is a United States person under Internal Revenue Code Section 7701(a)(30) and shall provide the Company with a valid and accurate IRS Form W-9 as of the date of this Agreement.

(h) Lender and/or Artist, as applicable, have performed the “pre-SPAC obligations” specified in Section 3.2.

6.2 Company Representations and Warranties. Company represents and warrants that:

(a) This Agreement has been approved by all necessary corporate action and constitutes a binding and enforceable agreement of the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

(b) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any law, judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Company (provided no representation is made with respect to federal laws governing the possession, cultivation, manufacturing, distribution or sale of cannabis and the transacting of proceeds relating thereto under the federal laws of the United States); or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Company is a party or by which the Company is bound. The Company has obtained and will at all times maintain all necessary government consents, permissions and licenses to distribute and sell the Products in all jurisdictions in which the Products are being sold (provided no representation is made with respect to compliance with federal laws possession, cultivation, manufacturing, distribution or sale of cannabis and the transacting of proceeds relating thereto under the federal laws of the United States). The Products will not infringe or otherwise violate the copyrights, trademarks, trade dress, service marks or other proprietary rights of third parties. There are no pending or, to the Company’s knowledge, threatened legal or governmental proceedings against the Company Group which are not already in the public domain as of the date hereof which could reasonably be anticipated to impact Lender or Artist’s obligations hereunder or the benefits provided to Lender hereunder. There is no legal action, suit, or proceeding by the Company currently pending in any court or before any arbitrator or that the Company currently intends to initiate which could reasonably be anticipated to impact the Company’s obligations hereunder or the benefits intended for Artist or Lender hereunder. The Company will operate in compliance with all laws applicable to the Company’s business, including all applicable health and safety laws and non-discrimination laws. The Company will not employ any child labor (meaning any worker under the age of fifteen (15), or under the age of completion of compulsory education, or under the minimum age for employment in the country of manufacture, whichever is greater). No forced labor shall be used in connection with Products whether in the form of prison labor, indentured labor, or bonded labor. Overtime hours must be voluntary. Migrant workers must be provided with contracts, treatment, and wages that equal those of local workers. Notwithstanding the foregoing, no representation is made with respect to federal laws governing the possession, cultivation, manufacturing, distribution or sale of cannabis and the transacting of proceeds relating thereto under the federal laws of the United States.

(c) This Agreement is in compliance with all cannabis regulations of each state and territory of the United States in which the Company Group operates and all Federal laws of Canada and all laws of any Province of Canada and will not result in the Artist or Lender being deemed to be owners of any of the cannabis licenses held by the Company Group.

(d) The Company Group is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than filings required pursuant to applicable securities laws or the rules of the Trading Market, if any, each of which shall be made by the Company (and Company shall ensure are made by other members of the Company Group) in a manner necessary to fully and timely comply with its obligations hereunder.

(e) The Common Shares issued or to be issued pursuant to this Agreement are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by any Company Group party and will not have been issued in violation of applicable laws or applicable Trading Market rules or regulations.

(f) Company shall comply with all requirements under Rule 144 to allow the Common Shares to be freely transferable after the applicable holding period until the later of the date that all such Common Shares are (i) sold or otherwise transferred under Rule 144 or pursuant to other exemption from registration under the Securities Act, or (ii) registered under the Securities Act.

(g) The first trade of the Common Shares will be exempt from the prospectus requirements of Canadian Securities Laws and will be freely tradeable in Canada on the NEO Exchange (or such other Canadian exchange on which the Common Shares are trading), free of resale restrictions, and no other documents are required to be filed, proceedings to be taken or approvals, permits, consents or authorizations of regulatory authorities required to be made, taken or obtained by the Company or the Parent Company to permit the first trade of these securities under Canadian Securities Laws, in each case provided that such trade is not a “control distribution” (as defined in National Instrument 45-102 Resale of Securities).

(h) Assuming the accuracy of Lender’s representations and warranties set forth in the Shares Election and Lender Representation Letters, no registration under the Securities Act is required for the offer and sale of the Common Shares to Lender as contemplated hereby. The issuance and sale of the Common Shares hereunder does not contravene the rules and regulations of the Trading Market.

7. Indemnification.

7.1 Lender Indemnification Obligations. Lender will, at all times, indemnify, defend and hold harmless the Company, its owners, officers, directors, employees, agents, parents, subsidiaries, affiliates, successors and assigns from and against any and all third party claims, demands, suits, judgments, actions, damages and losses, liabilities and expenses of any nature whatsoever, including reasonable outside attorney’s fees and costs of litigation, arising out of or caused by, directly or indirectly: (a) any third party claim made against the Company alleging that the Company’s use of any of the Artist’s Personality Rights violates or breaches any third party’s rights, including but not limited to intellectual property rights; or (b) any breach of any of the representations, warranties, undertakings or agreements made by Lender hereunder, except, in each case, to the extent arising out of or resulting from the negligence or misconduct of the Company.

7.2 Company Indemnification Obligations. Company will, at all times, indemnify, defend and hold harmless Lender and Artist and their managers, members, officers, and directors, parents, affiliates, subsidiaries and the successors and assigns of the foregoing from and against any and all third party claims, demands, suits, judgments, actions, damages and losses, liabilities and expenses of any nature whatsoever, including reasonable outside attorney’s fees and costs of litigation, arising out of or caused by, directly or indirectly: (a) any claim made against Lender or Artist alleging that the Product violates or breaches any third party’s rights, including but not limited to intellectual property rights; or (b) any breach of any of the representations, warranties, undertakings or agreements made by the Company hereunder, and (c) otherwise arising out of the operation of the Business except, in each case, to the extent arising out of or resulting from the negligence or misconduct of Artist or Lender.

7.3 Procedure for Indemnification. The procedure for indemnification shall be as follows: The party claiming indemnification (the “Claimant”) shall give reasonably prompt notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (a) the factual basis for such claim and (b) the amount of the claim. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have twenty (20) days (or such shorter period of time as is required to respond to the subject litigation or proceeding) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of twenty (20) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim at its sole cost and expense, the Claimant shall have the right to participate in the defense of such claim and retain separate co-counsel at its own expense; provided, if requested to participate at Indemnifying Party’s request or if the Claimant reasonably believes (based upon an opinion of counsel) that a conflict of interest exists between Claimant and the Indemnifying Party, then the Claimant will be reimbursed for reasonable expenses of counsel. [***].

8. Confidential Information.

8.1 Agreement Confidential. The Parties hereto acknowledge and agree that the terms and conditions of this Agreement (except duration) are confidential and shall not be disclosed by any party or its Affiliates or the Representatives of any of the foregoing without the prior written consent of the other party, except (a) to the legal, accounting and other business representatives of each such party, (b) as necessary to any taxing authority, (c) if required to enforce the terms of this Agreement, (d) to the extent (if any) required by law, including the disclosure requirements of applicable securities laws, or the rules of the relevant Trading Market (but subject to the limitations of Section 8.4) if required by a valid court order or (e) to investors and prospective investors of such party; provided, such party shall enter into customary confidentiality agreements in form reasonably satisfactory to the other party hereunder with such investors or prospective investors and provided detailed financial and deliverable terms (and any copies of the full agreements) shall only be made after consultation with the counterparty designed to limit the disclosure to the extent practicable.

8.2 Other Non-Public Information. [***].

8.3 Artist Information. The Company expressly acknowledges and agrees that Artist’s privacy is highly valued. Accordingly, the Company hereby agrees that all efforts will be made by the Company Group, their agents, employees, representatives, contractors and attorneys to maintain Artist’s privacy and confidentiality with respect to confidential information received by the Company Group concerning Artist including, confidential information regarding Artist’s entertainment or business activities, financial affairs or personal life, except for information or material publicly and intentionally disclosed by Artist for general dissemination to the public (or approved in advance by Lender in writing to be disclosed).

8.4 Securities Law and Certain Other Disclosures Pertaining to Lender or Artist. To the fullest extent possible all public disclosures of Artist, Lender’s or their Affiliates’ association with the Company shall require Lender’s prior written approval in each instance (subject to the other terms of this Agreement). To the extent information is required to be provided under applicable securities or other laws, the form and content shall be provided to Lender in advance of disclosure and Lender shall timely approve disclosure in a manner that complies with such laws, and if timely approval is not provided, Company may nevertheless make such filings required by law. The restrictions on disclosure shall not apply to generic and routine disclosures of shareholders and holdings made in a manner which does not draw specific attention to Lender or Artist.

9. Termination.

9.1 Termination by the Company. In addition to all other remedies available to it in law or in equity, the Company may terminate this Agreement immediately upon notice to Lender and Artist in the event that:

(a) Lender or Artist materially breaches any representation, warranty or covenant in this Agreement (including but not limited to repeated and material failures to execute on Marketing Plans) or fails to fulfill any material obligation under this Agreement and such breach is not cured within [***] days after Lender’s receipt of notice detailing such breach;

(b) Artist is convicted or pleads no contest to a felony involving (i) the intentional killing of another person, (ii) any violent offense involving a child, or (iii) any sexual offense;

(c) Artist takes a leave of absence because of alcohol or drug use or psychological/physiological problems for a period of [***] or more consecutive days;

(d) Artist is injured or suffers an illness at any time during the Term and as a result of such injury or illness, is unable to perform according to the terms and conditions of this Agreement for a period of more than [***] months when Artist’s services would otherwise be required hereunder (provided for any period in excess of [***] months but less than [***] months the parties shall in good faith agree to an appropriate rebate against the compensation hereunder if any deliverables by Lender are materially impacted); or

(e) Artist dies during the Service Term.

9.2 Termination by Lender. In addition to all other remedies available to it in law or in equity, Lender may terminate this Agreement immediately upon notice to the Company in the event that:

(a) The Company fails in any obligation to make timely payments due the Lender pursuant to this Agreement and such payment remains outstanding [***] days after the Company’s receipt of the notice of such failure from Lender;

(b) The Company materially breaches any representation, warranty or covenant in this Agreement or fails to fulfill any material obligation under this Agreement and such breach is not cured within [***] days after the Company’s receipt of notice detailing such breach;

(c) (i) The Company or any Affiliate then operating a substantial portion of the business operating under the Brand shall commence any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, or similar law, or shall seek the appointment or election of a receiver, conservator, or similar official, (ii) the Company or any such Affiliate shall have commenced against it any such case or proceeding, or the seeking by another person of any such appointment or election, which (A) is consented to or not timely contested by the Company or such Affiliate, (B) results in the entry of an order for relief, such as an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within [***] days, (iii) the making by the Company or any such Affiliate of a general assignment for the benefit of creditors or (iv) the Company or any Affiliate shall be convicted or plead no contest to allegations by any governmental or regulatory authority or agency alleging criminal conduct or securities fraud or violation of similarly significant laws;

(d) (i) The Company Group’s business (A) becomes illegal under state or local law in substantially all jurisdictions in which it conducts business or (B) the Company Group’s business becomes illegal under such state or local law and the Company Group does not discontinue such portion of its business in a reasonable period of time after notice from Lender, and in either case the Lender in good faith believes there is state enforcement risk against Lender, Artist or their Affiliates, or (ii) in the event federal enforcement priorities relating to cannabis adversely increase from those in effect on the date hereof and the Lender or Artist in good faith believe there is federal enforcement risk against Lender, Artist or their Affiliates, or (iii) the Company Group’s business is subject to any proceeding or investigation by any state, federal or local authority or agency which if adversely determined would have a material adverse impact on the Company Group’s business;

(e) Company is delisted from its applicable Trading Exchange, except as a result of a voluntary delisting or a move to another Trading Exchange of similar or greater reputation, as opposed to an involuntary delisting by a Trading Exchange;

(f) the Company Group as a whole shall for a period exceeding [***] days have an enterprise value of less than [***] Million U.S. Dollars [***]; or

(g) if any Change of Control shall occur.

9.3 Voluntary Party Termination. Notwithstanding anything in this Article 9, on or after the sixth (6th) anniversary of the Effective Date, either party can terminate this Agreement at its sole discretion upon notice to the other.

9.4 Effect of Company or Voluntary Party Termination. In the event this Agreement is properly terminated prior to the end of the Service Term by the Company in accordance with the terms of Section 9.1 or by either the Lender or the Company in accordance with the terms of Section 9.3, then the Company’s sole compensatory obligation to Lender will be to pay Lender any reimbursable expenses and compensation that is due to Lender through the effective date of termination (and the Company shall receive a credit for any portion of compensation for the Contract Year).

9.5 Effect of Lender Termination; Liquidated Damages. In the event this Agreement is properly terminated by Lender pursuant to Section 9.2, Lender shall (a) be entitled to receive and retain all compensation owing through such date and (b) be paid by the Company within [***] days following termination, an amount equal to the shortfall, if any, between the aggregate amount previously paid to the Lender under Section 4.1 of this Agreement and Eighteen Million Five Hundred Thousand U.S. Dollars ($18,500,000.00). The parties agree that actual damages from a breach of this Agreement by the Company are difficult or impossible to ascertain and that the foregoing agreement represents a reasonable estimate of the Lender and Artist’s actual damage including missed opportunity costs. Neither party shall ever make any argument that such amounts do not represent a fair and reasonable measurement of damages for the Lender’s termination under Section 9.5.

9.6 Repurchase Right and Right of First Refusal. In addition to Lender’s rights under Section 9.5 above:

(a) Repurchase Right. In the event the Company intends to undertake a Change of Control, the Lender shall first have the right but not the obligation to purchase the brand “Monogram” and all Monogram related brand assets (the “Monogram Assets”) for the Fair Market Value thereof. As used herein, the term “Fair Market Value” shall mean the price for which a willing buyer would purchase the applicable assets from a willing seller knowing all relevant facts. The parties shall determine Fair Market Value as follows:

(i) [***]

(ii) [***]

(iii) [***]

(b) First Refusal. In the event that the Company proposes any Sale of the Premium Brand, and such Person makes a bona fide offer therefore, the Company shall first give written notice (the “First Refusal Notice”) to Lender prior to the closing of the proposed sale of the Premium Brand. The First Refusal Notice shall describe all of the terms of the offer, including the purchase price (the “Applicable Price”), the payment terms, the identity of the offeror (and any Affiliates or ultimate beneficiaries of the offeror) and any other relevant terms. The Lender shall have the option to purchase the Premium Brand, or to designate a third party to make such purchase for the Applicable Price and on the payment terms described in the First Refusal Notice.

(i) The Lender shall notify the Company as to whether it intends to exercise such option to purchase (the “Exercise Notice”) no event later than [***] days after receipt of the First Refusal Notice (the “Option Period”). Lender shall provide the Company with a deposit equal to [***] of the Applicable Price within [***] days after the expiration of the Option Period. All deposits will be held in escrow by the Company’s attorney until the closing of the sale, which closing shall take place within [***] days after such [***] day period. In the event that the Lender fails to close the purchase within the aforementioned [***] day period, the Company shall keep the deposit given with respect to the unpurchased assets or interest as compensation for lost opportunity costs. The parties hereby agree that an actual determination of the damages suffered by the Company under the above circumstances would be difficult, if not impossible, to calculate and, thus, further agree that such [***] deposit reasonably estimates the damages such Company would suffer.

(ii) If Lender fails to notify the Company within the Option Period, then the Company shall be free to sell the Premium Brand assets or equity offered in the First Refusal Notice, but such sale shall be subject to the following conditions: (A) such sale must be to the Person identified as the offeror in the First Refusal Notice; (B) the closing of such sale must take place within [***] days after the expiration of the Option Period; (C) the terms of the sale must be the same as those described in the First Refusal Notice; (D) the offeror must agree in writing to be bound by all of the terms of this Agreement and the other agreements applicable to SCV and Lender with respect to the Premium Brand and such writing must be delivered to the Lender on or before the closing date of such sale.

9.7 Discontinuation of Endorsement. Upon expiration or termination of the Service Term for any reason, the Company agrees to (and to cause all Company Group members to) discontinue promptly all use of the Artist Endorsement Materials; provided, however, that if the termination is pursuant to Section 9.1, the Company shall have, for a period of [***] days thereafter (in either case, the “Wind Down Period”), the right to use advertisement, marketing and/or promotional materials bearing the Artist Endorsement Materials which were created or in the process of creation during the Service Term of the Agreement. Notwithstanding the foregoing the subsequent use by third parties of such Materials theretofore disseminated will not constitute a breach or violation by the Company hereunder. For clarity, any Materials disseminated by the Company during the Service Term which may remain on display or in circulation following the expiration of the Service Term (including, without limitation, on any website or social media platform) shall not give rise to a claim against the Company; provided, however, that the Company agrees, upon notice by Lender or Artist, to notify third parties improperly using any of the Artist Endorsement Materials produced hereunder, but such third parties’ failure to discontinue such use shall not constitute a breach by the Company of this Agreement.

10. Other Agreements of the Parties.

10.1 Transfer Restrictions.

(a) The Common Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Common Shares other than (i) pursuant to an effective registration statement or Rule 144, (ii) to a member of the Company Group or (iii) to an Affiliate of Lender, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Common Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of Lender under this Agreement.

(b) Lender agrees to the imprinting, so long as is required by this Section 10.1, of a legend on any of the Common Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(c) The Company acknowledges and agrees that Lender may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Common Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, Lender may transfer pledged or secured Common

Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith subject to Lender providing reasonable notice thereof. At Lender’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Common Shares may reasonably request in connection with a pledge or transfer of the Common Shares.

(d) Instruments, whether certificated or uncertificated, evidencing the Common Shares shall not contain any legend (including the legend set forth in Section 10.1(b) hereof), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Common Shares pursuant to Rule 144, (iii) if such shares of Common Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Common Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

(e) Lender agrees with the Company that such Lender will sell any Common Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

10.2 Replacement of Securities. If any certificate or instrument evidencing any Common Shares issued pursuant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Common Shares.

11. Miscellaneous Provisions.

11.1 Notices. All notices under this Agreement must be in writing and mailed by certified or registered mail, return receipt requested, postage prepaid, or dispatched by expedited overnight delivery service, to the Company at Attn: Steven Allan (and with a required copy to BOIES SCHILLER FLEXNER LLP, 55 Hudson Yards, New York, NY 10001 Attn: Josh Schiller, Esq.), or to Lender, at SC Branding LLC, 540 West 26th Street, New York, NY 10001 (and with a required copy to CUMMINGS & LOCKWOOD LLC, Six Landmark Square, Stamford CT 06901 Attn: Andrew D Kupinse, Esq.) or such other addresses as either party may designate in writing. Any notice mailed will be deemed to have been received five (5) business days after it is mailed certified mail return receipt requested; any notice dispatched by expedited overnight delivery service will be deemed to have been received one (1) day after it is dispatched.

11.2 Law Governing; Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and performed entirely therein and all parties hereto agree and consent that jurisdiction and venue of all matters relating to this Agreement, except those commenced by third parties, shall be vested exclusively in the state and local courts within the State of California. The Company and Lender, on behalf of itself and Artist, agree that neither will file nor threaten to file any claim relating in any way to this Agreement until at least [***] days after they have concluded a non-binding mediation proceeding before a professional mediator acceptable to both parties. Mediation will be conducted in New York, NY within [***] business days after it is demanded by either party, or as soon thereafter as an acceptable mediator is available, and will be attended by at least one business person with decision-making authority for each party who is familiar with the matters in dispute. If a mediator cannot be selected by agreement of the parties, the parties consent to the appointment of a qualified mediator by the New York, NY office of JAMS. Each party will bear its own costs and fifty percent (50%) of the costs and fees due to the mediator. All matters and communications in any way related to mediation will have no effect on and will be inadmissible as settlement discussions in any subsequent litigation between the parties.

(b) The parties specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between them relating in any manner to this Agreement. Any Arbitrable Dispute shall be submitted for confidential binding arbitration to the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for resolution in a confidential private arbitration in accordance with the streamlined rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in New York, New York before a single arbitrator (rather than a panel of arbitrators) with substantial experience in contract law and shall remain confidential. The parties agree that the arbitrator shall award attorney’s fees to the prevailing party in such a dispute. The arbitrator however shall have no authority to award any punitive or exemplary damages, and the parties waive, to the full extent permitted by law, any right to recover such damages in such arbitration, but shall not be prohibited from seeking same in a court of law. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party shall bear its own legal fees and expenses with respect to the arbitration and any proceeding related thereto. The claiming party shall initially bear all the expenses of JAMS and the arbitrators; provided, the prevailing party in any action shall be entitled to reimbursement of reasonably attorney’s fees and expenses relating thereto, and the fees and expenses of JAMS and the arbitrators. The arbitrator(s) shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the State of New York. The award rendered by arbitration shall be final and binding upon the parties. Nothing herein shall limit a party’s right to seek injunctive or equitable relief in any court. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, shall not be affected and any such invalid or unenforceable provision shall be deemed amended lawfully to conform with the intent of the parties.

(c) In the event of a material uncured breach of this Agreement by any party, in addition to any other legal remedies the non-breaching party may have, they shall have the right to resort to injunctive or other equitable relief, and the exercise of such right shall not constitute a waiver of any other or additional rights at law, or pursuant to the terms of this Agreement, which the non-breaching party may have against the breaching party as a result of such breach, it being understood that all such remedies shall be cumulative.

11.3 Waiver. The failure of any party to exercise the rights granted to such party herein upon the occurrence of any of the contingencies set forth in this Agreement will not in any event constitute a waiver of any such rights upon the occurrence of any additional such contingencies.

11.4 Entire Understanding. All rights and obligations of the parties which by their sense or nature are intended to survive termination of this Agreement will survive the termination of this Agreement. This Agreement together constitutes the entire understanding between the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements whether written or oral. No waiver, modification or addition to this Agreement will be valid unless made in writing and signed by the Parties hereto.

11.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, then such determination will in no way affect the validity or enforceability of any other provision herein.

11.6 Independent Contractor Status. The Company and Lender, on behalf of itself and Artist, understand and agree that Lender and Artist are acting as independent contractors in the performance of the services hereunder, and nothing herein contained will be deemed to create an employment, partnership, joint venture or agency relationship between Artist and/or Lender, on the one hand, and the Company, on the other hand. Lender, on behalf of itself and Artist, understands and agrees that in no event will they be entitled to participate in, or to receive any benefits from, any of the Company’s benefit or welfare plans. Lender, on behalf of itself and Artist, agrees that it has no power or authority to act for or bind the Company in any manner and Lender will not hold itself (and will not permit Artist to hold himself) out, or assert or claim legal or tax status in writing to a governmental or taxing authority, as employee of the Company. Lender and Artist shall not cite services under this Agreement in support of any claim to the Company for the purpose of claiming any statutory, regulatory or common law benefit, or for any other purposes whatsoever, including but not limited to tax classification as an employee.

11.7 Cumulative Rights Upon Breach. Except as otherwise provided to the contrary herein, each party’s rights and remedies upon breach of this Agreement will be cumulative.

11.8 Assignment. Neither party may assign or transfer this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. Any such purported assignment or transfer, except as permitted herein, will be null and void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

11.9 Rules of Interpretation. The following rules of interpretation shall be applicable to this Agreement: (a) any reference to any person or entity includes its permitted successors and permitted assigns; (b) the words “include”, “includes” and “including” are not limiting; (c) unless specifically provided to the contrary, any reference to a time refers to such time in New York, New York; and (d) the headings and captions are for convenience only and shall not affect the interpretation or construction of the provisions hereof. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and have involved counsel of their choosing. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.10 Counterparts. This Agreement may be executed concurrently in one or more counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile or pdf copies bearing signatures of the parties will constitute a valid and binding execution and delivery of this Agreement by the parties.

11.11 Limitation. Each party waives any claims of incidental, consequential or punitive damages pertaining to this Agreement. Each party’s liability shall be limited to value of the consideration actually paid to Lender in the preceding twenty-four (24) months hereunder except in cases of (a) indemnification rights for third party claims, (b) willful breaches of this Agreement, (c) breaches of the confidentiality provisions of this Agreement, (d) misuse of the intellectual property rights granted by the parties hereunder, or (e) failure to pay any compensation to Lender required hereunder.

11.12 Insurance. The Company shall procure and maintain at its own cost and expense in full force and effect at all times during which Products are being sold, with a responsible insurance carrier public liability insurance (including products liability coverage with respect to the Products) in prudent amounts similar to that of other similar businesses. Provided there is no increase in premium associated therewith, the Company shall deliver to Lender and Artist, promptly upon issuance of same, an endorsement to such policy, reasonably satisfactory to Lender and its counsel naming the Artist and Lender and their related parties as additional named insureds under such policy, and a copy of all renewals thereof, and shall deliver to Lender within thirty (30) days of such request date evidence of payment thereof. The Company shall give at least thirty (30) days prior notice to the additional insureds of the cancellation of, or any substantial modification in, such insurance policy. Said insurance may be obtained for Lender by the Company in conjunction with a policy which covers products other than the Products. Nothing contained in this Section shall be deemed to limit, in any way, any indemnification provisions or other insurance requirements. This Section 11.2 shall not in any way imply that Artist or Lender is an employee of the Company. In addition, throughout the Service Term, the Company shall procure insurance covering the acts and omissions of Artist as Chief Visionary Officer of the Company under a standard D&O policy in form and substance acceptable to Lender which shall cover protect against claims for all good faith actions taken in such role, excepting only intentional misconduct for which the Artist or Lender derives an improper personal benefit and other customary exceptions.

11.13 Lender. Lender will furnish the services of Artist set forth in this Agreement, and Artist will look solely to Lender for Artist’s compensation.

11.14 Survival. Sections 3.7, 3.8, 3.9, 4.2, 5.4, Article 7, Article 8, Sections 9.1 to 9.7, inclusive, 10.1 to 10.2, inclusive, and 11.1 to 11.4 inclusive, shall survive and remain in effect following the termination of the Service Term.

11.15 Specific Performance. The parties understand and agree that non-monetary commitments, responsibilities, and services of Lender and Artist of herein are of significant and unique value, and irreparable injury may result from a breach thereof and that money damages may be inadequate to remedy fully the injury caused. Accordingly, in the event of a breach or threatened breach of one or more of such provisions, the non-breaching party (in addition to any other remedies which may be available) will be entitled to seek one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

11.16 Force Majeure. In the event that either party is unable to comply with the terms and conditions of this Agreement for reasons beyond its control, including, without limitation, epidemic, pandemic, fire, action of the elements, strikes, walkout, labor dispute, government order, court order or order by any other legally constituted authority, act of God or public enemy, war, riot, civil commotion, acts of terrorism, and/or any event or reason beyond the reasonable control of a Party (collectively, “Force Majeure Occurrence”) the parties obligations shall be suspended (but not forgiven) during the Force Majeure Occurrence, except that in no event shall any payment obligation shall be suspended in any event.

[Remainder of Page Intentionally Left Blank]

IN WITNESS THEREOF, each party has executed this Agreement as of the day and year first above written.

Subversive Capital Acquisition Corp.	SC BRANDING LLC

Name: /s/ Michael Auerbach	Name: /s/ Shawn Carter

Date: November 24, 2020	Date: November 24, 2020

Title: GP	Title: CEO/Manager

ARTIST’S COMMITMENT

I have read and am familiar with all of the terms and conditions of the Brand Strategy Agreement (the “Agreement”) dated ______________, 2020 between SC BRANDING, LLC (“Lender”), and Subversive Capital Acquisition Corp, to be later renamed TPCO Holding Corp (the “Company”). I hereby authorize Lender to enter into the Agreement, I consent to the execution thereof by Lender and ratify and confirm in my individual capacity all representations, warranties and agreements made by Lender therein, and personally and unconditionally guarantee the performance by Lender of all of its obligations under the Agreement and agree personally and unconditionally to fulfill all undertakings called for therein which relate to the undersigned regardless of whether or not Lender is in existence or has the right to furnish my services as provided herein, subject to such limitations on the obligations of Lender as set forth herein, and agree that I shall render all services and grant all rights as are necessary to enable Lender to comply with all of its obligations under the Agreement. I warrant, represent and covenant that I shall look solely to Lender for any compensation owing to me in connection with the Agreement. In the event of any breach or default by Lender, I agree that without prior notice to me, the Company, as the case may be, may proceed against me as if I were a party to the Agreement and I shall be primarily, jointly and severally liable with Lender thereunder.

November 24, 2020	/s/ Shawn Carter
Date:	Shawn C. Carter

Exhibit A

Initial Marketing Plan

1.	[***]

2.	[***]

3.	[***]

4.	[***]

Exhibit B

Press Release

SUBVERSIVE CAPITAL ACQUISITION CORP., THE LARGEST CANNABIS SPAC IN HISTORY, ANNOUNCES TRANSACTION WITH SHAWN “JAY-Z” CARTER, ROC NATION, CALIVA AND LEFT COAST VENTURES

NOVEMBER, 24, 2020

Newly formed vertically integrated cannabis company to be named TPCO Holding Corp. (The Parent Company), will be the largest in California

Shawn “JAY-Z” Carter will join The Parent Company as Chief Visionary Officer to guide brand strategy and The Parent Company Social Equity Ventures, a corporate venture fund investing in Black-owned and minority-owned cannabis businesses

Entertainment powerhouse Roc Nation signs exclusive cannabis partnership with The Parent Company

$36.5mm in equity commitments from existing and new shareholders provides sufficient cash to satisfy closing conditions

Transaction expected to close in January 2021

Class A Units currently trade on the NEO under the symbol “SVC.A.U” and on the OTCQX under the symbol “SBVCF”

Conference call and webcast available for replay

TORONTO—(BUSINESS WIRE)—Subversive Capital Acquisition Corp. (NEO: SVC.A.U, SVC.WT.U; OTCQX: SBVCF) (“SCAC”), a special purpose acquisition company (SPAC), today announced it has entered into definitive transaction agreements (the “Agreements”) with global icon, entrepreneur and MONOGRAM founder, Shawn “JAY-Z” Carter, entertainment powerhouse Roc Nation, CMG Partners Inc. (Caliva), California’s most trusted cannabis brand and leading direct-to-consumer platform, and Left Coast Ventures, Inc. (Left Coast Ventures), a predominant cannabis and hemp company with low-cost manufacturing and a diversified portfolio of brands, to form TPCO Holding Corp. (The Parent Company) (the “Transaction”). SCAC is the largest SPAC in both cannabis and Canadian history and will seek to redefine the industry with a mission to both consolidate the California cannabis market and create an impactful global company.

Subversive Capital Acquisition Corp., the Largest Cannabis SPAC in History, Announces Transaction with Shawn “JAY-Z” Carter, Roc Nation, Caliva and Left Coast Ventures to Form The Parent Company

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Shawn “JAY-Z” Carter, who will become The Parent Company’s Chief Visionary Officer following closing of the Transaction, said: “Although we know we can’t fully redeem the injustices created by the ‘war on drugs’, we can help shape a brighter and inclusive future. The brands we build will pave a new path forward for a legacy rooted in equity, access, and justice. We’re creating something people can trust and we’re investing in our future, our people, and our communities.”

SCAC’s Chairman, Michael Auerbach, said: “California is the most powerful cannabis economy in the world, and we have a unique opportunity to consolidate the market with The Parent Company. With its advanced infrastructure, industry leading operational efficiencies, proven strategy of brands, and cultural influence, The Parent Company is expected to be best positioned for the inevitable end of cannabis prohibition in the United States.”

Steve Allan, who will become The Parent Company’s CEO following closing of the Transaction, said: “In addition to building the most influential portfolio of cannabis and hemp brands in the world, The Parent Company’s vertical operational platform has been designed for growth and future mergers and acquisitions, forging a path to redefine the cannabis industry in California.”

SCAC has received private placement commitments of $36.5 million at a price of $10.00 per share issuable immediately prior to, and conditional on, completion of the Transaction (the “Private Placement”). Investors in the private placement commitments received to date include Fireman Capital Partners, Tuatara Capital, and Subversive Capital, the largest investors in Caliva and Left Coast Ventures, as well as Roc Nation artists Rihanna, Yo Gotti, and Meek Mill. The proceeds of the Private Placement are intended to be used in connection with the Transaction and to fund the growth of The Parent Company following closing. The Private Placement remains subject to the approval of the Neo Exchange Inc. (the “Exchange”). Based on sources and uses of capital, SCAC will have sufficient cash to satisfy the Transaction’s closing conditions.

Chris Akelman, Partner at Fireman Capital Partners (“FCP”), said: “Caliva and Left Coast Ventures are two proven cannabis operators, and California is an incredible market with a huge opportunity for consolidation. I’m proud of FCP’s role and confident that The Parent Company will go on to build industry-leading brands in the cannabis space.”

SCAC has filed today an investor presentation which describes in more detail the proposed business of The Parent Company. The presentation is available under SCAC’s profile on www.sedar.com as well as their website www.subversivecapital.com.

The Parent Company Investment Highlights

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Proven Business Model with Attractive Valuation – Merger of two top California operators, Caliva and Left Coast Ventures, will create a fully vertically integrated platform with cultivation, manufacturing, brands, retail and delivery to support further brand development and an aggressive M&A strategy. Caliva and Left Coast Ventures expect combined pro forma revenues of $185 million in 2020 and $334 million in 2021. These acquisitions together constitute SCAC’s “qualifying transaction”.

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Progressive Operational Platform – Both Caliva and Left Coast Ventures have deep California roots that will allow The Parent Company to own its supply chain, enabling the company to leverage scale and profitably produce and distribute a broad portfolio of cannabis products for every consumer segment. The vertically integrated, omnichannel strategy is designed to maximize gross profit and EBITDA margins, scale consumer reach, generate proprietary consumer data, and beat the illicit market on price, quality, and convenience.

•

Omnichannel Platform – Caliva has built and validated a scalable omnichannel business offering customers convenient express or scheduled delivery, and in-store or curbside pick-up, all through a single user-centric e-commerce platform, Caliva.com. This omnichannel e-commerce platform, offering both a robust portfolio of high-margin owned brands as well as third-party brands, is designed to allow The Parent Company to rapidly scale its direct-to-consumer reach to all Californians. Coupled with the powerful sourcing and low-cost manufacturing capabilities at both Left Coast Ventures and Caliva, this omnichannel platform will seek to offer consumers across California compelling pricing and convenience while remaining profitable for The Parent Company.

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Exclusive Brand Partnerships and Leading Cultural Influence – Brand strategy and marketing playbook led by Shawn “JAY-Z” Carter and Roc Nation, leveraging unparalleled cultural influence of leading artists and entertainers to build the most valuable and scalable brand IP in cannabis.

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Unrivaled Consumer Reach – Caliva currently reaches over 50% of consumers in California through their existing platform for delivery. The Parent Company is expected to have the greatest consumer reach of any cannabis company in California reaching 75% of consumers in the state by the end of 2021 and almost 90% by the end of 2022 through scaling of its omnichannel platform.

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Strong Balance Sheet – SCAC currently holds approximately $575 million in cash-in-trust, which would make The Parent Company one of the most well-capitalized cannabis companies in the United States assuming no redemptions. The Parent Company expects to pursue an aggressive M&A strategy to accelerate growth, market share gains, and profitability.

•

Industry-Defining Social Impact – Led by Shawn “JAY-Z” Carter, The Parent Company will fund The Parent Company Social Equity Ventures with an initial target of $10 million and an annual contribution of at least 2% of its net income to invest in minority-owned and Black-owned cannabis businesses and contribute to the effort to rectify the wrongs of prohibition through initiatives that are working toward meaningful change in the criminal justice system.

These initiatives will include bail reform, industry vocational training, job placement, expungement clinics, and Social Equity application support.

•

Experienced Management Team – The Parent Company will be led by an experienced executive team with deep knowledge of the combined companies, the cannabis industry, and the consumer packaged goods, technology and financial industries. Following the closing of the Transaction, The Parent Company will be led by:

•	Steve Allan as CEO

•	Brett Cummings as CFO, President of Left Coast Ventures

•	Dennis O’Malley as COO, President of Caliva

•	Shawn “JAY-Z” Carter as Chief Visionary Officer

The Parent Company’s Board of Directors is expected to include:

•	Carol Bartz, former CEO of Yahoo and Autodesk

•	Desiree Perez, CEO of ROC NATION

•	Al Foreman, Partner of Tuatara Capital

•	Daniel Neukomm, CEO of La Jolla Group

•	Jeffry Allen, Director of NetApp and Barracuda

•	Leland Hensch, CEO of SCAC

•	Michael Auerbach, Founder and Chairman of SCAC

Pursuant to the applicable rules, SCAC will file with the Canadian securities regulatory authorities of each of the provinces and territories of Canada, except Quebec, a non-offering prospectus containing disclosure regarding the Transaction and The Parent Company assuming completion of the Transaction. The preliminary prospectus is expected to be filed shortly. Investors and security holders may obtain a copy of the definitive agreements for the Transaction and the prospectus, when filed, under SCAC’s profile on the SEDAR website at www.sedar.com.

Transaction Terms and Conditions

Caliva Transaction

Pursuant to the terms of the definitive transaction agreement with respect to Caliva (the “Caliva Agreement”), SCAC will directly purchase each share of capital stock of Caliva owned by Canadian shareholders and, immediately thereafter, Caliva will merge with a newly-formed wholly-owned Delaware subsidiary of SCAC, with Caliva continuing as the surviving entity and becoming a wholly-owned subsidiary of SCAC (collectively, the “Caliva Transaction”). Under the terms of the Caliva Agreement, upon closing of the Caliva Transaction the Caliva shareholders will receive aggregate consideration of approximately $282.9 million (subject to certain adjustments and holdbacks). Caliva shareholders will receive consideration in the form of newly issued common shares in the capital of SCAC (“SCAC Common Shares”), subject to exceptions for certain U.S. persons that will receive consideration in cash.

In addition, the Caliva shareholders may receive the following additional consideration post-closing:

•

up to approximately 17.4 million additional SCAC Common Shares in the event the volume weighted average trading price (“VWAP”) of SCAC Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing (with one-third of such shares delivered at each such price threshold); and

•

up to approximately 3.9 million additional SCAC Common Shares (subject to certain reductions on account of the Private Placement, the “Caliva Earnout Shares”) if the aggregate consolidated cash of SCAC, at closing, net of short term indebtedness, is less than $225.0 million, in which case a proportionate number of Caliva Earnout Shares would become payable based on whether The Parent Company raises cash proceeds to cover such shortfall in the 12 months following closing and whether the weighted average price per share for any equity securities used to raise such cash proceeds is below $10.00 per share.

Left Coast Ventures Transaction

Pursuant to the terms of the definitive transaction agreement with respect to Left Coast Ventures (the “LCV Agreement”), SCAC will acquire Left Coast Ventures by merging such entity with and into a newly-formed wholly-owned subsidiary of SCAC, with Left Coast Ventures continuing as the surviving entity and becoming a wholly-owned subsidiary of SCAC (the “LCV Transaction”). Under the terms of the LCV Agreement, upon closing of the LCV Transaction the Left Coast Ventures shareholders will receive aggregate consideration of approximately $142.2 million (subject to certain adjustments and holdbacks) less the Sisu Consideration (as defined below). Left Coast Venture shareholders will receive consideration in the form of newly issued SCAC Common Shares, subject to exceptions for certain U.S. persons that will receive consideration in cash. In connection with the consummation of the LCV Transaction, SCAC has also agreed to repay in full certain promissory notes of LCV for an aggregate amount equal to $15.0 million (the “LCV Note Repayment”) which LCV Note Repayment will adjust the consideration paid to Left Coast Ventures shareholders on closing.

In addition, the Left Coast Venture shareholders may receive up to approximately 3.9 million additional SCAC Common Shares in the event the VWAP of SCAC Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing (with one-third of such shares delivered at each such price threshold).

Concurrently with the completion of the LCV Transaction, Left Coast Ventures will acquire Sisu Extraction, LLC (“Sisu”) pursuant to an agreement and plan of merger dated November 23, 2020 (the “Sisu Agreement”). Pursuant to the terms of the Sisu Agreement, the transaction will be structured as a merger of a newly-formed wholly-owned subsidiary of Left Coast Ventures with and into Sisu, with Sisu continuing as the surviving entity. Under the terms of the Sisu Agreement, upon closing of the Sisu Transaction the Sisu members will receive aggregate consideration of approximately $76.3 million of consideration (subject to certain adjustments and holdback, the “Sisu Consideration”). Sisu members will receive consideration in the form of $15.0 million in cash and the remainder in newly issued SCAC Common Shares, subject to exceptions for certain U.S. persons that will receive consideration in cash.

The LCV Note Repayment and cash portion of the Sisu Consideration may, in certain circumstances, be partially satisfied by convertible notes issued by SCAC (the “SCAC Notes”). All or any portion of each SCAC Note will be convertible, at the option of the holder, into SCAC Common Shares at a conversion price equal to $10.00 per SCAC Common Share. The SCAC Notes will contain customary events of default and covenants restricting SCAC from incurring additional indebtedness or granting security without the prior approval of the holders of the majority of the principal amount of the SCAC Notes.

Subversive Capital Sponsor LLC (the “Sponsor”) has agreed to potentially forfeiting up to approximately 5.7 million SCAC Common Shares (subject to certain reductions), whereby one-third of such SCAC Common Shares will cease to be subject to forfeiture if the VWAP of SCAC Common Shares reaches $13.00, $17.00 and $21.00, respectively, within three years of closing of the Transaction. The Sponsor has also agreed to forfeit to SCAC (i) approximately 0.6 million SCAC Common Shares on closing of the Transaction, and (ii) a number of SCAC Common Shares equal to any Caliva Earnout Shares issued to the Caliva shareholders.

Concurrently with entering into the Caliva Agreement and the LCV Agreement, certain shareholders of Caliva and LCV entered into support and lock-up agreements pursuant to which such holders agreed to support the Caliva Transaction and the LCV Transaction, respectively, and agreed not to sell any SCAC Common Shares received under the Caliva Agreement or LCV Agreement, as applicable, for six months after the closing of the Transaction. The Sponsor and certain shareholders of SCAC will enter into a lock-up and forfeiture agreement upon closing of the Transaction restricting sales of SCAC Common Shares for six months after the closing of the Transaction. The Sponsor and certain shareholders of Caliva and Left Coast Ventures will also receive certain customary registration rights after the expiration of such lock-up periods.

Completion of the Transaction, which is expected in January 2021, remains subject to the satisfaction or waiver of certain customary conditions including, among other things, the requisite approval of the shareholders of Caliva and Left Coast Ventures, (b) the approval of the Exchange recognizing the Caliva Transaction and the LCV Transaction as SCAC’s qualifying acquisition and the listing of the SCAC Common Shares on the Exchange, (c) a final receipt for the prospectus having been issued by or on behalf of the securities authorities, (d) no law or order (other than U.S. federal cannabis laws) having been enacted, issued, promulgated, enforced or entered that prohibits or restrains the consummation of the Caliva Transaction or the LCV Transaction, (e) the conversion of SCAC’s Class A restricted voting shares and Class B shares into SCAC Common Shares, (f) contemporaneous closing of the Caliva Transaction and the LCV Transaction, and (f) the waiting period under the HSR Act having expired or being terminated (which waiting period expired on November 16, 2020).

OG Enterprises Transaction

Pursuant to the terms of the definitive transaction agreement (the “OG Enterprises Agreement”) with respect to OG Enterprises Branding, Inc. (“OG Enterprises”), Caliva will acquire the remaining 50% interest in OG Enterprises, which is currently 50% owned by Caliva and 50% owned by an affiliate of Shawn “JAY-Z” Carter, by merging such entity with and into Caliva (the “OG Enterprises Transaction”), with Caliva continuing as the surviving entity. Under the terms of the OG Enterprises Agreement, upon closing of the OG Enterprises Transaction the affiliate of Mr. Carter will receive 5.0 million SCAC Common Shares and will have the contingent right to receive up to an additional 1.0 million SCAC Common Shares post-closing in the event the VWAP of SCAC Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing (with one-third of such shares delivered at each such price threshold). The affiliate of Mr. Carter will enter into a lock-up agreement upon closing of the Transaction restricting sales of SCAC Common Shares for six months after the closing of the Transaction.

Roc Nation Transaction

Pursuant to the terms of the binding heads of terms agreement (the “Roc Agreement”) with respect to Roc Nation, LLC (“Roc Nation”), The Parent Company will become Roc Nation’s “Official Cannabis Partner”, Roc Nation will provide The Parent Company with special access and rights with respect to Roc Nation’s roster of artists and athletes and Roc Nation will promote The Parent Company’s brand portfolio and provide various services specifically described therein.

The Roc Agreement will be effective as of the consummation of SCAC’s qualifying transaction and will remain in effect for an initial period of three years, provided that The Parent Company and Roc Nation may elect to extend the term for an additional three years upon terms to be mutually agreed. Over the initial three year term, of the Roc Nation agreement, The Parent Company will pay to SC Branding, LLC the following consideration in SCAC Common Shares: (i) $25 million payable following commencement of the term; (ii) $7.5 million payable in respect of the second year of the term; and (iii) $7.5 million payable in respect of the third year of the term.

This press release is not an offer of securities for sale in the United States, and the securities referred to herein may not be offered or sold in the United States absent registration or an exemption from registration. The securities have not been and will not be registered under the United States Securities Act of 1933.

Canaccord Genuity Corp. is serving as financial advisor to SCAC. Blake, Cassels & Graydon LLP and Paul Hastings LLP are acting as legal counsel to SCAC. Benesch Friedlander Coplan & Aronoff LLP is serving as U.S. legal advisor and lead transaction counsel and Bennett Jones LLP as Canadian counsel to Caliva. Cooley LLP and Cassels Brock & Blackwell LLP are acting as legal counsel to Left Coast Ventures. Cummings & Lockwood LLC, Reed Smith LLP and Aird & Berlis LLP are acting as legal counsel to Shawn (“JAY-Z”) Carter and his affiliate entities. Stikeman Elliot LLP is acting as legal counsel to Canaccord Genuity Corp.

Conference Call

The Parent Company recorded a conference call with members of the executive management team to discuss this announcement. Investors interested in listening can do so via webcast at http://public.viavid.com/index.php?id=142580 or by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13713699.

About Subversive Capital Acquisition Corp.

Subversive Capital Acquisition Corp. (SCAC) is a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia for the purpose of effecting, directly or indirectly, a qualifying transaction within a specified period of time. Founded by Michael Auerbach and led by Chief Executive Officer, Leland Hensch, SCAC is dedicated to investing in radical companies whose core missions subvert the status quo. For more information, visit www.subversivecapital.com.

About Roc Nation

Roc Nation, founded in 2008 by JAY-Z, has grown into the world’s preeminent entertainment company. Roc Nation works in every aspect of modern entertainment, with recording artists, producers, songwriters, and more. Roc Nation’s client list includes some of the world’s most recognizable names in entertainment, from Rihanna and Rapsody to Buju Banton and Snoh Aalegra. Roc Nation is a full-service organization, supporting a diverse roster of talent via artist management, music publishing, touring, production, strategic brand development, and beyond. Roc Nation Sports was founded in 2013, bringing the organization’s full-service touch to athletes across the NFL, NBA, MLB, and global soccer. For further information, visit rocnation.com.

About Caliva

Caliva is a leading single-state cannabis operator in California. Founded in 2015, Caliva’s industry advantage comes from its vertical integration and direct-to-consumer platform. This direct-to-consumer experience enables customers to purchase cannabis at Caliva’s retail stores and place orders online for in-store pickup or same-day delivery straight to their door. Caliva’s plant-based solutions serve over 1 million customers and are designed to fit any lifestyle. Caliva’s commitment to compliance and quality reinforce its position as THE MOST TRUSTED NAME IN CANNABIS™. For more information visit caliva.com or follow along on Instagram, @GoCaliva.

About Left Coast Ventures

Headquartered in Santa Rosa, CA, Left Coast Ventures is a diversified cannabis and hemp company specializing in cultivation, extraction, manufacturing, brand development, and distribution. Left Coast Ventures and its subsidiaries are working to shape the future of the legal cannabis industry in the United States through acquisitions, investments, and incubation while building a respected portfolio of top shelf brands. Wholly owned, licensed, and/or distributed brands within the Left Coast Ventures portfolio include Marley Natural, Mind Your Head by Mickey Hart, Mirayo by Carlos Santana, JEF, SoulSpring, Provault, Chill, Headlight, Get Zen, New Frontier Brewing, and Yummi Karma/High Gorgeous.

Forward Looking Statements

This press release may contain forward-looking information within the meaning of applicable securities legislation which reflects SCAC’s current expectations regarding future events. The words “will”, “expects”, “intends” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words. Specific forward-looking information contained in this press release includes, but is not limited to: statements concerning the completion and proposed terms of, and matters relating to, the Transaction and the Private Placement and the expected timing thereof, statements concerning the listing of the common shares of SCAC following closing of the Transaction, the anticipated effects of the Transaction and the expected operations, financial results and condition of The Parent Company following closing of the Transaction, including The Parent Company’s expected management team, business strategy, competitive strengths, goals and expansion and growth plans. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond SCAC’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking information. Such risks and uncertainties include, but are not limited to: failure to complete the Transaction or the Private Placement, inability to obtain requisite regulatory or shareholder approvals, changes in general economic, business and political conditions, changes in applicable laws, the U.S. and Canadian regulatory landscapes and enforcement related to cannabis, changes in public opinion and perception of the cannabis industry, reliance on the expertise and judgment of senior management, as well as the factors discussed under the heading “Risk Factors” in the Investor Presentation dated November 24, 2020 which is available on SEDAR at www.sedar.com. SCAC undertakes no obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

CONTACTS

Subversive Capital Acquisition Corp.

Berrin Noorata

media@subversivecapital.com

Investor Relations

investor@subversivecapital.com

Nike Communications

theparentcompany@nikecomm.com

Exhibit C

Artist Representation Letter

[ARTIST OR ARTIST DESIGNEE LETTERHEAD]

[DATE]

TPCO US Holding, LLC

1695 South 7th Street

San Jose, CA 95112

Attn: Steven Allan

Ladies and Gentlemen:

The undersigned (“[Artist / Artist Designee]”) is providing this letter pursuant to Section 4.2 of the Brand Strategy Agreement (the “Agreement”), dated November 24, 2020 by and between SC Branding, LLC, for the services of Artist and Subversive Capital Acquisition Corp., to be later renamed TPCO Holding Corp. (the “Company”). Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Agreement.

[Artist / Artist Designee] Representations

In accordance with Section 4.2 of the Agreement, [Artist / Artist Designee] makes the following representations and warranties:

(a) Own Account. [Artist / Artist Designee] understands that the Common Shares sold pursuant to the Agreement are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Common Shares as principal for its own account and not with a view to or for distributing or reselling such Common Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Common Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Common Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting [Artist / Artist Designee]’s right to sell the Common Shares in compliance with applicable federal and state securities laws).

(b) Purchaser Status. [Artist / Artist Designee] is as of the date hereof an “accredited investor” as defined in paragraph (a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9) or (a)(12) of Rule 501 promulgated under the Securities Act.

(c) Experience of Purchaser. [Artist / Artist Designee], either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Common Shares, and has so evaluated the merits and risks of such investment. [Artist / Artist Designee] is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment.

(d) General Solicitation. [Artist / Artist Designee] is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine, the internet or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Reliance on Exemptions. [Artist / Artist Designee] understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in significant part upon the truth and accuracy of, and [Artist / Artist Designee]’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of [Artist / Artist Designee] set forth herein in order to determine the availability of such exemptions and the eligibility of Lender to acquire the Common Shares.

(f) Principal Place of Business. [Artist / Artist Designee]’s principal place of business is located in [California / New York].

(g) No Investment Advice from the Company. The undersigned represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Company, as investment advice or as a recommendation to purchase the Common Shares.

Sincerely,

[ARTIST / ARTIST DESIGNEE]

Name:

Date:

Title:

Exhibit D

Form of Shares Election and Lender Representation Letter

[LENDER LETTERHEAD]

[DATE]

TPCO US Holding, LLC

1695 South 7th Street

San Jose, CA 95112

Attn: Steven Allan

Ladies and Gentlemen:

The undersigned (“Lender”) is providing this letter pursuant to Section 4.3 of the Brand Strategy Agreement (the “Agreement”), dated November 24, 2020 by and between Lender, for the services of Shawn C. Carter p/k/a JAY-Z and Subversive Capital Acquisition Corp., to be later renamed TPCO Holding Corp. (the “Company”). Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Agreement.

Shares Election

Pursuant to the Section 4.1 of the Agreement, Lender is to receive Compensation in the amount of $____________ for the Relevant Payment Year (the “Relevant Payment Year Amount”). Of the Relevant Payment Year Amount, the Lender hereby elects to receive [the entire Relevant Payment Year Amount] [$[•] of the Relevant Payment Year Amount] in Common Shares pursuant to Section 4.3 of the Agreement.

Lender Representations

In accordance with Section 4.3 of the Agreement, Lender makes the following representations and warranties:

(h) Own Account. Lender understands that the Common Shares sold pursuant to the Agreement are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Common Shares as principal for its own account and not with a view to or for distributing or reselling such Common Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Common Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Common Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Lender’s right to sell the Common Shares in compliance with applicable federal and state securities laws).

(i) Purchaser Status. Lender is as of the date hereof an “accredited investor” as defined in paragraph (a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9) or (a)(12) of Rule 501 promulgated under the Securities Act.

(j) Experience of Purchaser. Lender, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Common Shares, and has so evaluated the merits and risks of such investment. Lender is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment.

(k) General Solicitation. Lender is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine, the internet or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(l) Reliance on Exemptions. Lender understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in significant part upon the truth and accuracy of, and Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lender set forth herein in order to determine the availability of such exemptions and the eligibility of Lender to acquire the Common Shares.

(m) Principal Place of Business. The Lender’s principal place of business is located in [California / New York].

(n) No Investment Advice from the Company. The undersigned represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the the Company, as investment advice or as a recommendation to purchase the Common Shares.

Sincerely,

SC BRANDING, LLC

Name:

Date:

Title: